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                                                                   Exhibit 11.2



                                  IRIDIUM LLC
                (A Development Stage Limited Liability Company)

                    COMPUTATION OF LOSS PER CLASS 1 INTEREST
                   (in thousands except Member Interest data)


                                                              THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                            ------------------------------      ------------------------------
                                                                1997              1998              1997              1998
                                                            ------------      ------------      ------------      ------------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss                                                    $     47,926      $    244,775      $     83,854      $    448,341

Preferred dividend requirement                                     1,316             1,499             3,607             2,946
                                                            ------------      ------------      ------------      ------------

Net loss applicable to class 1 interests                    $     49,242      $    246,274      $     87,461      $    451,287
                                                            ============      ============      ============      ============

AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests outstanding              124,627,234       141,298,702       123,625,227       141,272,496

     Subscribed but unissued Class 1 Interests                 1,532,967                 -           770,716                 -

     Assumed exercise of options, warrants
     and conversion of Class B Common Shares                  11,266,689        18,566,305        10,425,446        18,074,080

     Assumed conversion of Series A Class 2 Interest             911,951           765,463           869,544           738,679
                                                            ------------      ------------      ------------      ------------

Average number of Class 1 Interests assumed to be
     outstanding, assuming dilution                          138,338,841       160,630,470       135,690,933       160,085,255
                                                            ============      ============      ============      ============

NET LOSS PER CLASS 1 INTEREST:

Basic (1)                                                   $       0.40      $       1.74      $       0.71      $       3.19

Diluted (2)                                                 $       0.35      $       1.53      $       0.64      $       2.82



(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of diluted loss per Class 1 Interest in accordance with Regulation S-K,
     Item 601 (a) (11).




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